NEWS RELEASE	Contact:
Transcontinental Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports Earnings for Q3 2026

DALLAS (November 12, 2026) -- Transcontinental Realty Investors, Inc. (NYSE:TCI) is reporting its results of operations for the three months ended September 30, 2026. For the three months ended September 30, 2026, we reported net loss attributable to common shares of $0.1 million or $0.02 per share, compared to net income $0.7 million or $0.08 per share for the same period in 2025.

Financial Highlights

•Total occupancy for stabilized properties was 82% at September 30, 2026, which includes 95% at our multifamily properties and 57% at our commercial properties.
•On October 2, 2026, we entered into an agreement to purchase Bellwether Ridge, a 150 unit multifamily property in DeSoto, Texas; Parc at Ingleside, a 192 unit multifamily property in Ingleside, Texas; Parc at Opelika, a 168 unit multifamily property in Opelika, Alabama; and Parc at Windmill Farms, a 272 unit multifamily property in Forney, Texas in exchange for the settlement of our four notes receivable and a cash payment of $12.0 million. We are currently working with lenders to assume the existing mortgage notes payable on the properties.
•On October 28, 2026, we exercised our option to extend the maturity of our loan on Alera at Hunters Glen to November 5, 2027.
•During the three months ended September 30, 2026, we sold 21 lots from our holdings in Windmill Farms for $1.0 million, resulting in a gain on sale of $0.8 million.

Financial Results

Revenues increased $1.1 million from $12.8 million for the three months ended September 30, 2025 to $13.9 million for the three months ended September 30, 2026. The increase in revenue is primarily due to an increase of $1.5 million from our multifamily properties offset in part by a decrease of $0.4 million from our commercial properties. The increase in revenue from our multifamily properties is due to the lease-up of our Development Properties.

Net operating loss increased approximately $1.0 million from $1.4 million for the three months ended September 30, 2025 to $2.4 million for the three months ended September 30, 2026. Our increase in net operating loss was primarily due to a $1.4 million increase in operating expenses from the lease-up properties for the three months ended September 30, 2026.

Net (loss) income attributable to the Company changed approximately $0.9 million from net income of $0.7 million for the three months ended September 30, 2025 to a net loss of $0.1 million for the three months ended September 30, 2026. The decrease in net income is primarily attributed to a $1.0 million increase in net operating loss and a $1.4 million decrease in interest income, net offset in part by a $1.4 million decrease in tax provision.

About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company’s website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Rental revenues	$13,288	$11,919	$37,180	$34,856
Other income	618	916	1,933	2,147
Total revenue	13,906	12,835	39,113	37,003
Expenses:
Property operating expenses	8,927	7,550	24,436	20,062
Depreciation and amortization	3,726	2,936	11,053	8,881
General and administrative	1,488	1,594	4,166	4,329
Advisory fee to related party	2,124	2,151	6,123	6,587
Total operating expenses	16,265	14,231	45,778	39,859
Net operating loss	(2,359)	(1,396)	(6,665)	(2,856)
Interest income	4,023	4,748	11,582	13,358
Interest expense	(2,321)	(1,651)	(8,027)	(5,170)
Gain on sale or write down of assets, net	822	755	2,021	5,593
Income tax (provision) benefit	(176)	(1,572)	382	(4,936)
Net (loss) income	(11)	884	(707)	5,989
Net income attributable to noncontrolling interest	(130)	(160)	(393)	(478)
Net (loss) income attributable to the Company	$(141)	$724	$(1,100)	$5,511
Earnings per share
Basic and diluted	$(0.02)	$0.08	$(0.13)	$0.64
Weighted average common shares used in computing earnings per share
Basic and diluted	8,639,316	8,639,316	8,639,316	8,639,316